                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement          / / Confidential, for Use of the
                                              Commission Only
                                             (as permitted by Rule 14a-6(c)(2))

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sections 240.14a-11(c) or section 240.14a-12

                            National Insurance Group
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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     or Item 22(a)(2) of Schedule 14A.

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     14a-6(i)(3).

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     filing fee is calculated and state how it was determined):

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
                            NATIONAL INSURANCE GROUP

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD JULY 11, 1996

TO THE SHAREHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of NATIONAL INSURANCE GROUP (the "Company"), a California corporation, will be held on Thursday, July 11, 1996 at 10:00 a.m., local time, at The Embassy Suites (formerly Crown Sterling Suites), 250 Gateway Boulevard, South San Francisco, California 94080, for the following purposes:

         1. To elect directors to serve for the ensuing year and until their successors are elected.

         2. To approve the amendment to the Company's 1986 Stock Option Plan to extend the term of the Plan to November 2006.

         3. To ratify the appointment of Coopers & Lybrand L.L.P. as independent public accountants of the Company for the 1996 fiscal year.

         4. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only shareholders of record at the close of business on June 10, 1996 are entitled to notice of and to vote at the meeting.

         All shareholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

         Any shareholder attending the meeting may vote in person even if he or she has returned a proxy.

                                                   Sincerely,


                                                   Paulette J. Taylor, Secretary

South San Francisco, California
June 20, 1996

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                            NATIONAL INSURANCE GROUP

                           395 OYSTER POINT BOULEVARD
                                    SUITE 500

                      SOUTH SAN FRANCISCO, CALIFORNIA 94080

                              MEETING TO BE HELD AT

                               THE EMBASSY SUITES
                              250 GATEWAY BOULEVARD

                      SOUTH SAN FRANCISCO, CALIFORNIA 94080

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed Proxy is solicited on behalf of NATIONAL INSURANCE GROUP (the "Company" or "National") for use at the Annual Meeting of Shareholders to be held Thursday, July 11, 1996 at 10:00 a.m., local time, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at The Embassy Suites (formerly Crown Sterling Suites), 250 Gateway Boulevard, South San Francisco, California 94080. The Company's telephone number is (415) 872-6772.

         Great Pacific Insurance Company, Fastrac Systems, Inc. Insurance Agent & Broker (formerly Mark A. Speizer & Co., Inc.), Fastrac Systems, Inc. and Pinnacle Data Corporation, the Company's wholly-owned subsidiaries through which the Company carries out all of its business activities, are hereinafter referred to in this Proxy as "GPIC," the "Agency," "Fastrac" and "PDC," respectively.

         These proxy solicitation materials were mailed on or about June 20, 1996 to all shareholders entitled to vote at the meeting.

RECORD DATE AND SHARE OWNERSHIP

         Shareholders of record at the close of business on June 10, 1996 (the "Record Date") are entitled to notice of and to vote at the meeting. At the Record Date, 4,702,197 shares of the Company's Common Stock were issued and outstanding. For information regarding security ownership by management and by 5% shareholders, see "Other Information--Share Ownership by Principal Shareholders and Management."

REVOCABILITY OF PROXIES

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION; QUORUM

         Every shareholder voting for the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit, provided that votes cannot be cast for more than the number of candidates to be elected. However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate the shareholder's votes. The Company seeks discretionary authority to cumulate votes in the event that additional persons are nominated at the Annual Meeting for election as directors.

         On matters other than the election of directors, each share has one vote. Votes against any such proposal will be counted for determining the presence or absence of a quorum and will also be counted as having been voted with respect to the proposal for purposes of determining whether the requisite majority of voting shares has been obtained, but will be treated as votes against the proposal.

         An automated system administered by the Company's transfer agent tabulates the proxies received prior to the date of the Annual Meeting. While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions and broker non-votes, the Company believes that both abstentions and broker non-votes should be counted for purposes of determining whether a quorum is present at the Annual Meeting. The Company further believes that neither abstentions nor broker non-votes should be counted as having been voted with respect to the proposal for purposes of determining whether the requisite majority of voting shares has been obtained. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions and broker non-votes in this manner.

         A majority of the outstanding shares constitutes the quorum required to transact business at the Annual Meeting.

         The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, telegram or facsimile.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

         Proposals of security holders of the Company which are intended to be presented by such shareholders at the Company's 1997 Annual Meeting must have been received by the Company no later than February 20, 1997 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

             INFORMATION REGARDING CHANGE OF CONTROL OF THE COMPANY

         Pursuant to an Option and Stock Purchase Agreement entered into on May 1, 1996, as amended (the "Stock Purchase Agreement"), between Howard L. Herman and Marcia Herman, Bradley Herman, Barbara Herman, and the Joel Franklin Herman Trust (collectively, the "Sellers"), and Mark A. Speizer, Mr. Speizer, a founder of the Company and current member of the Board of Directors, agreed to purchase from the Sellers a total of 824,295 shares of Common Stock of the Company (the "Herman Shares") for a purchase price of $10.50 per share. Howard L. Herman is also a founder of the Company and current member of the Board of Directors. 788,795 of the Herman Shares were purchased on May 31, 1996 and the remaining 35,500 Herman Shares were purchased on June 18, 1996. The Herman Shares represent approximately 17.5% of the outstanding stock of the Company.

         Mr. Speizer's agreement to purchase the Herman Shares pursuant to the Stock Purchase Agreement was expressly conditioned upon receipt of an approval from the California Department of Insurance (the "Department"), or an exemption granted by the Department from the full filing and prior approval requirements set by the Department. On May 23, 1996, the Department granted such exemption.

         Pursuant to the Stock Purchase Agreement, the purchase price for the Herman Shares was $8,655,098, of which $3,074,805 was paid in cash, and $5,580,293 was paid by promissory notes payable by Mr. Speizer to the Sellers (the "Speizer Notes"). The Speizer Notes shall be payable over fifteen years, shall bear interest at 9% per annum and shall be payable in monthly installments of principal and interest in the aggregate amount of $56,599 per month. As collateral for the Speizer Notes, Mr. Speizer has pledged to the Sellers, pursuant to Security Agreements and Stock Pledges, the Herman Shares and 400,000 additional shares of the Company's Common Stock currently owned by Mr. Speizer (together the "Pledged Shares"). The Pledged Shares shall be held in escrow by City National Bank (of Beverly Hills, California), as pledgeholder, pursuant to the terms of an Escrow Agreement dated May 31, 1996 between Mr. Speizer, the Sellers and City National Bank as escrow agent.

         Mr. Speizer has obtained from Arabella S.A. ("Arabella"), a Luxembourg company, a line of credit for up to $4.2 million. Advances under the line of credit from Arabella are evidenced by a one-year term note bearing interest at 10% per annum (the "Arabella Note"). The Arabella Note is unsecured and no principal or accrued interest will be due and payable by Mr. Speizer until May 31, 1997, the end of the term. Such line of credit is available to fund the purchase of the Herman Shares and amounts necessary for Mr. Speizer to make any regularly scheduled payments of principal and interest on the Speizer Notes during the term of the Arabella Note and certain other expenses.

         Immediately prior to Mr. Speizer's acquisition of the Herman Shares, Mr. Speizer was the beneficial owner of approximately 22.5% of the outstanding shares of the Company's Common Stock and was its largest shareholder. As a result of the acquisition of the Herman Shares, Mr. Speizer is the beneficial owner of more than 40% of the outstanding shares of the Company's Common Stock and should be able, through such beneficial ownership, to control the Company.

         On May 31, 1996, Mr. Speizer executed a Term Sheet for Option Agreement (the "Term Sheet"), which requires him to negotiate in good faith to enter into an option agreement with Scorpion Acquisition LLC, a Delaware limited liability company ("Scorpion"). The Term Sheet provides that, subject to obtaining Department approval of the acquisition (the application for such approval is being prepared), Scorpion may exercise its option to acquire the Pledged Shares from Mr. Speizer (the "LLC Option") for consideration consisting of assumption of Mr. Speizer's obligations under the Speizer Notes and the Arabella Note and a 22.5% profits interest in Scorpion (after return of capital to certain members of Scorpion and the payment of certain expenses by Scorpion). If the LLC Option is exercised, Mr. Speizer will become a member of Scorpion, and Scorpion and Mr. Speizer will own approximately 26% and 14%, respectively, of the outstanding stock of the Company. The LLC Option shall terminate on November 30, 1996; however, the parties have agreed, in good faith, to consider a three month extension of the LLC Option. The Speizer Notes and the Pledge Agreements allow Mr. Speizer to assign his obligations thereunder to Scorpion, and the Arabella Note allows Mr. Speizer to assign his obligations thereunder upon the consent of Arabella, which consent shall not be unreasonably withheld. In the event the agreement setting forth the LLC Option is not successfully negotiated and executed, or if the Department does not approve the acquisition of the Pledged Shares by Scorpion, or if the LLC Option is not exercised, Mr. Speizer will retain ownership of the Pledged Shares and the obligations under the Speizer Notes and Arabella Note.

         Mr. Speizer has designated the slate of directors to be voted on at the Annual Meeting, including Nuno Brandolini d'Adda and Kevin R. McCarthy, who are members of Scorpion, Bruce A. Cole and Saul B. Jodel, and the Company's Board of Directors has approved Mr. Speizer's slate of directors as management's slate of directors. Following the Annual Meeting, Mr. Speizer intends to seek the offices of Chairman of the Board and Chief Executive Officer of the Company and each of the Company's subsidiaries and will seek to have his nominee selected as President of the Company upon the resignation of John R. Gaulding, the current President. Mr. Speizer anticipates that Mr. Cole may be involved in the senior management of the Company. In connection with Mr. Speizer obtaining control of the Company, the Company has agreed to enter into severance agreements with various members of its current management team. See "Certain Transactions."

         Mr. Speizer has acquired the Herman Shares with a view towards actively managing the Company and considering actions that would enhance shareholder value. Mr. Speizer believes that the Company's Common Stock is undervalued and he believes that the Board of Directors should be evaluating alternatives available to the Company to maximize the value of the Company for all shareholders. If the proposed slate of directors is elected, the reconfigured Board of Directors intends to conduct a detailed review of the Company and its operations, properties, policies and personnel, and to consider alternative strategies to enhance shareholder value.

                                PROPOSAL NO. ONE

                              ELECTION OF DIRECTORS

NOMINEES

         The Bylaws of the Company provide for a board of five directors. Accordingly, a board of five directors is proposed to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for management's five nominees named below, none of whom, except for Mark
A. Speizer, are presently directors of the Company. Each of Nuno Brandolini d'Adda, Bruce A. Cole, Saul B. Jodel and Kevin R. McCarthy is nominated for election to the Board to fill the vacancies created as a result of Howard L. Herman, Kenneth Ross and Mel Croner not standing for re-election to the Board and as a result of John R. Gaulding, who was appointed to the Board in April 1996, not standing for election to the Board. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified.

         The names of the nominees, and certain information about them, are set forth below.

Name of Nominee                 Age (1)              Principal Occupation
- ---------------                 -------              --------------------
Nuno Brandolini d'Adda            42           Chairman of the Board and Chief Executive Officer of
                                               Scorpion Holdings, Inc.

Bruce A. Cole                     48           Executive Vice President and General Counsel of JB
                                               Oxford Holdings

Saul B. Jodel                     45           President and Chairman of the Board of Original San
                                               Francisco Toymakers, Inc.

Kevin R. McCarthy                 35           President of Scorpion Holdings, Inc.

Mark A. Speizer                   52           Director of National, the Agency, Fastrac, GPIC and
                                               PDC.

- -------------
(1)      As of the Record Date.

         Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five years. There is no family relationship between any director or executive officer of the Company, except that Mr. Speizer's and Mr. Cole's paternal grandfathers were brothers and the maternal grandmothers of Mr. Speizer and David Brody, a former executive officer of the Company, were sisters.

         Mr. Brandolini has been Chairman of the Board and Chief Executive Officer of Scorpion Holdings, Inc., a merchant bank, since May 1995. Prior to that he was affiliated with various merchant banks, serving as Managing Director of Rosecliff, Inc. from November 1993 to May 1995, as Vice President of Salomon Inc. from June 1992 to November 1993, and as President of Balthens Group from May 1988 to June 1991. Mr. Brandolini serves on the Board of Directors of Sonex Research, a technology based company which has developed a product to favorably alter the internal combustion process; Arabella S.A., a holding company based in Luxembourg which invests in public and private securities; and Hariston Corp., a Canadian holding corporation with interests in a Polish specialty retailer and a CD Rom based educational software developer.

         Mr. Cole has been Executive Vice President and General Counsel of JB Oxford Holdings, the parent of JB Oxford Co., a registered broker-dealer, and certain other subsidiaries, since March 1994. From January 1991 to March 1994 he served as special counsel to the law firm of Rubenstein & Perry.

         Mr. Jodel has been President and Chairman of the Board of Original San Francisco Toymakers, Inc. since January 1992. From 1984 to October 1991 he served in various executive capacities with Lewis Galoob Toys, most recently as President.

         Mr. McCarthy has been President of Scorpion Holdings, Inc. since November 1995. From October 1993 to October 1995 he was Chief Financial Officer of Rosecliff, Inc. From May 1988 to October 1993 he was with the accounting firm Ernst & Young, most recently as a partner.

         Mr. Speizer, a co-founder of the Company, has served on the Board of Directors of National since its inception. Between November 1986 and October 1995, Mr. Speizer served as Chairman of the Board and Chief Executive Officer of National and between June 1995 and October 1995 served as President of National. Between 1972 and October 1995, Mr. Speizer also served in various executive level capacities and as Chairman of the Board of National's subsidiaries.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

         With respect to the election of directors, shareholders have cumulative voting rights, which means that each shareholder has the number of votes equal to the number of shares held multiplied by the number of directors to be elected. Each shareholder may give all such votes to one candidate or distribute such shareholder's votes among the candidates as the shareholder chooses. However, the right to cumulate votes may not be exercised until the candidate or candidates have been nominated and a shareholder has given notice at the Annual Meeting of the shareholder's intention to vote cumulatively. If any shareholder present at the Annual Meeting gives such notice, all shareholders may cumulate their votes. The candidates receiving the highest number of votes of shares entitled to vote for them, up to the number of directors to be elected, shall be elected. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES SET FORTH HEREIN.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors of the Company held a total of eleven meetings during the fiscal year ended December 31, 1995. Each person who was a director during 1995 attended or participated in at least 75% of the aggregate number of meetings of the Board of Directors and the number of meetings of committees on which he served.

         The Audit Committee of the Board of Directors, which currently consists of directors Croner and Ross, held four meetings during the last fiscal year. The Audit Committee recommends engagement of the Company's independent public accountants. It is primarily responsible for approving the services performed by the Company's independent public accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls. Following the Annual Meeting, a new Audit Committee will be appointed.

         The Compensation Committee, which currently consists of Messrs. Croner and Ross, met four times during fiscal 1995. The Compensation Committee reviews and makes recommendations to the Board concerning the Company's executive compensation policy and administers the Company's 1986 Stock Option Plan. Following the Annual Meeting, a new Compensation Committee will be appointed.

         The Company does not have a nominating committee or a committee performing the functions of a nominating committee.

DIRECTOR COMPENSATION

         Each non-employee director of the Company is paid at the rate of $1,000 per month, payable monthly. Employee directors are not compensated for their services on the Board of Directors or on committees of the Board. Non-employee directors also participate in the 1991 Director Option Plan (the "Director Plan"). The Director Plan provides for the automatic grant of a nonstatutory stock option to purchase 50,000 shares of Common Stock of the Company on the date such person first becomes a director (which number was increased from 25,000 shares at the May 1995 Annual Meeting of Shareholders). All options granted under the Director Plan vest at the rate of one-fourth of the shares subject to the option on the first anniversary of the date of grant, with one-forty-eighth of such shares vesting at the end of each month thereafter. During the fiscal year ended December 31, 1995, director Ross was automatically granted an option to purchase 25,000 shares at a per share exercise price of $6.50 (the Director Plan provides that any non-employee director who was a member of the Board on May 24, 1995 and who had been a member of the Board for at least one month prior to such date would receive an automatic grant of a 25,000 share option), and directors Croner, Herman and Speizer were each automatically granted an option to purchase 50,000 shares at per share exercise prices of $6.50, $6.125 and $6.25, respectively.

                                PROPOSAL NO. TWO

                 APPROVAL OF AMENDMENT TO 1986 STOCK OPTION PLAN

GENERAL

         In November 1986 and June 1987, the Company's Board of Directors and shareholders, respectively, adopted and approved the 1986 Stock Option Plan, as amended (the "1986 Plan"). The 1986 Plan originally provided for the issuance of 460,000 shares of Common Stock of the Company. As of the Record Date, the shareholders have approved amendments to the 1986 Plan increasing the number of shares subject to the 1986 Plan to the current reserve of 1,006,820. For a detailed description of the 1986 Plan, see "Summary of the 1986 Plan."

PROPOSAL

         The 1986 Plan is set to expire on November 13, 1996. In April 1996, the Board of Directors approved an amendment to the 1986 Plan to extend the term thereof for an additional ten years. At the Annual Meeting, the shareholders are being requested to approve this amendment to the 1986 Plan.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

         The affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting on this Proposal No. Two will be required to approve the amendment to the 1986 Plan. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

SUMMARY OF THE 1986 PLAN

         The essential features of the 1986 Plan, taking into account the proposed amendment, are outlined below.

         Purpose. The purpose of the 1986 Plan is to provide additional incentive to employees and consultants to work to maximize shareholder value. The 1986 Plan also utilizes vesting periods to encourage key employees and consultants to continue in the employ of or service to the Company.

         Administration. The 1986 Plan must be administered by either the Board of Directors or a committee appointed by the Board (the "Committee"). The 1986 Plan is currently being administered by the Compensation Committee of the Board of Directors. The interpretation and construction of any provision of the 1986 Plan by the Committee shall be final and binding.

         Eligibility. The 1986 Plan provides that options may be granted to employees (including officers and directors who are also employees) and consultants of the Company and its majority-owned subsidiaries, all of whom are eligible to participate in the 1986 Plan. The Committee selects the optionees and determines the number of shares to be subject to each option. In making such determination, there is taken into account the duties and responsibilities of the optionee, the value of the optionee's services, his or her present and potential contributions to the success of the Company, and other factors deemed relevant by the Compensation Committee of the Board of Directors.

         Terms of Options. The terms of options granted under the 1986 Plan are to be determined by the Committee. Each option is to be evidenced by a stock option agreement between the Company and the employee or consultant to whom such option is granted, and is subject to the following additional terms and conditions. The following is a brief description of some of the additional terms and conditions contained in a stock option agreement, and does not purport to be a complete nor exhaustive collection of such terms and conditions:

         (a) Exercise of the Option: The optionee must earn the right to exercise his or her option by continuing to work for or provide services to the Company. The Committee determines when options granted under the 1986 Plan may be exercised. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and simultaneously tendering payment of the purchase price to the Company. Payment for shares issued upon exercise of an option may consist of cash or check in United States currency.

         (b) Exercise Price: The option price is determined by the Committee but may in no event be less than the fair market value of the Common Stock on the date the option is granted. The fair market value on the date of grant is determined by the Committee based upon the closing sales price of the Common Stock as reported on the Nasdaq National Market on the date of grant of the option.

         (c) Termination of Employment or Consulting Relationship: The 1986 Plan provides that if the optionee's employment or consulting relationship with the Company is terminated for any reason other than death or disability, the option may be exercised within 30 days (or such longer period of time as determined by the Committee, but in no event later than the expiration date of the term of such option as set forth in the stock option agreement) after such termination and may be exercised to the extent the option was exercisable on the date of termination.

         (d) Disability: If an optionee should terminate his or her employment or consulting relationship as a result of total and permanent disability, the option may be exercised at any time within six months (or such longer period of time as determined by the Committee, but in no event later than the expiration date of the term of such option as set forth in the stock option agreement) after such termination to the extent the option was exercisable on the date of termination.

         (e) Death: If an optionee should die while in the employ of or while consulting to the Company, the option may be exercised at any time within 12 months after death (or such longer period of time as determined by the Committee, but in no event later than the expiration date of the term of such option as set forth in the stock option agreement), but only to the extent the option was exercisable on the date of death. If an optionee should die within 30 days (or such longer period of time as determined by the Committee, but in no event later than the expiration date of the term of such option as set forth in the stock option agreement) after termination of his or her employment or consulting relationship with the Company, the option may be exercised within six months after death (or such longer period of time as determined by the Committee, but in no event later than the expiration date of the term of such option as set forth in the stock option agreement) to the extent the option was exercisable on the date of termination of employment or the consulting relationship.

         (f) Termination of Options: No option may have a term greater than ten years.

         (g) Nontransferability of Options: An option is nontransferable by the optionee, other than by will or the laws of descent and distribution, and is exercisable during the optionee's lifetime only by the optionee, or in the event of optionee's death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee.

         (h) Other Provisions: The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1986 Plan as may be determined by the Committee.

         Adjustments Upon Changes in Capitalization; Corporate Transactions. In the event any change is made in the Company's capitalization as a result of a stock split, reverse stock split, stock dividend, combination or reclassification of the Company's Common Stock, appropriate adjustment shall be made in the option price and in the number of shares subject to the option. In the event of the proposed dissolution or liquidation of the Company, all outstanding options automatically terminate, unless otherwise provided by the Committee. The Committee may, in its discretion, make provision for accelerating the exercisability of options outstanding under the 1986 Plan in such event.

         In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, all outstanding options shall be assumed or an equivalent option shall be substituted by the successor corporation, unless the Committee determines, in its discretion and in lieu of such assumption or substitution to accelerate the exercisability of outstanding options.

         Amendment and Termination of the 1986 Plan. The Committee may amend the 1986 Plan at any time or from time to time or may terminate the 1986 Plan without approval of the shareholders; however, the approval of the holders of a majority of the outstanding shares of the Company represented and voting in person or by proxy at a meeting of shareholders and entitled to vote is required for any amendment which materially increases the benefits which may accrue to participants under the 1986 Plan. No such action by the Committee or shareholders may alter or impair any option previously granted under the 1986 Plan without the consent of the optionee. In any event, the 1986 Plan shall terminate in November 2006.

TAX INFORMATION

         Options granted under the 1986 Plan may only be nonstatutory options.

         An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

         Generally, the Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

         The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Director Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

                               PROPOSAL NO. THREE

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has selected Coopers & Lybrand L.L.P. ("Coopers & Lybrand") independent accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1996. Coopers & Lybrand has audited the Company's financial statements since the fiscal year ended December 31, 1986. A representative of Coopers & Lybrand is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED; RECOMMENDATION OF THE BOARD OF DIRECTORS

         The affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting on this Proposal No. Three is required to ratify the selection of Coopers & Lybrand as the Company's accountants. In the event that the shareholders do not approve the selection of Coopers & Lybrand, the appointment of the independent accountants will be reconsidered by the Board of Directors. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                OTHER INFORMATION

SHARE OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table sets forth the beneficial ownership of Common Stock of the Company as of the Record Date by (i) each person or entity who is known by the Company to beneficially own more than 5% of the Company's Common Stock,
(ii) each of the officers named in the Summary Compensation Table (the "Named Officers"), (iii) each of the Company's current directors and nominees for director, and (iv) all current directors and executive officers as a group. A total of 4,702,197 shares of the Company's Common Stock were issued and outstanding as of the Record Date.

                                                                           Number             Percent
  Name and Address                                                       of Shares(1)         of Total
  ----------------                                                       ------------         --------
Mark A. Speizer (2)........................................               1,925,729             40.6%
    400 Oyster Point Boulevard, Suite 115
    South San Francisco, CA  94080
Ryback Management Corporation (3)
and its affiliated entities................................                 613,800             13.1%
    7711 Carondelet Avenue, Suite 700
    Box 16900
    St. Louis, MO 63105
Brinson Partners, Inc. (4)
and its affiliated entities................................                 520,599             11.1%
    209 South LaSalle Street
    Chicago, IL 60604-1295
Bankers Insurance Company (5)..............................                 300,500              6.4%
    360 Central Avenue
    St. Petersburg, FL  33701
John R. Gaulding (6).......................................                 250,000              5.0%
    c/o National Insurance Group
    395 Oyster Point Boulevard, Suite 500
    South San Francisco, CA  94080
David B. Brody (7) ........................................                 119,611              2.5%
Paulette J. Taylor (8).....................................                  72,250              1.5%
Howard L. Herman (9).......................................                  48,500              1.0%
Kenneth Ross (10)..........................................                  41,250                *
Douglas H. Helm (11) ......................................                  28,633                *
Melvyn D. Croner (8).......................................                  12,500                *
Nuno Brandolini d'Adda.....................................                      --               --
Bruce A. Cole..............................................                      --               --
Saul B. Jodel..............................................                      --               --
Kevin R. McCarthy..........................................                      --               --
All directors and executive officers
as a group (10 persons) (12)...............................               2,562,973             48.0%

- ---------

*        Less than 1%

(1) The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission (the "SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the Record Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) Includes: (i) 40,520 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of the Record Date, (ii) 2,400 shares held by Mr. Speizer's wife, Linda Speizer, (iii) 2,400 shares held by each of Mr. Speizer's two daughters, (iv) an aggregate of 636,614 shares which have been pledged to The Pacific Bank and The Commercial Bank as collateral for loans to Mr. Speizer, and (v) an agreement to purchase 35,500 from Howard L. Herman and Marcia Herman pursuant to the Stock Purchase

         Agreement, which shares were purchased on June 18, 1996. Mr. Speizer, formerly President, Chief Executive Officer and Chairman of the Board, terminated his employment with the Company in October 1995.

(3) Based on Amendment No. 1 to Schedule 13G dated January 25, 1996, filed by Ryback Management Corporation with the SEC. Includes 466,800 shares owned by Lindner Growth Fund and 147,000 shares owned by Ryback Management Corporation.

(4) Based on Amendment No. 6 to Schedule 13G dated February 9, 1996, filed by Brinson Partners, Inc. ("BPI") with the SEC on behalf of itself, Brinson Trust Company ("BTC"), Brinson Holdings, Inc. ("BHI"), SBC Holding (USA), Inc. ("SBCUSA") and Swiss Bank Corporation ("SBC"). BTC is a wholly-owned subsidiary of BPI. BPI is a wholly-owned subsidiary of BHI. BHI is a wholly-owned subsidiary of SBCUSA. SBCUSA is a wholly-owned subsidiary of SBC. BPI, BHI, SBCUSA and SBC share voting and dispositive power with respect to 520,599 shares, of which shares BTC shares voting and dispositive power with respect to 147,064 shares.

(5) Based on Schedule 13D dated June 12, 1996, filed by Bankers Insurance Company with the SEC.


(6) All such shares of Common Stock are issuable upon exercise of outstanding options exercisable within 60 days of the Record Date. In the event of the occurrence of a Change of Control (as defined in "Certain Transactions"), 200,000 of such option shares will be cancelled.

(7) Includes 84,741 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of the Record Date. Mr. Brody, formerly Executive Vice President, Information Services, terminated his employment with the Company in January 1996; however, he has continued to serve the Company in a consulting capacity.

(8) All such shares of Common Stock are issuable upon exercise of outstanding options exercisable within 60 days of the Record Date.


(9) Includes 13,000 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of the Record Date. Includes 35,500 shares which were purchased by Mark Speizer on June 18, 1996 pursuant to the Stock Purchase Agreement.

(10) Includes 31,250 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of the Record Date.

(11) Includes 27,633 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of the Record Date. Mr. Helm, formerly Executive Vice President, Sales and Marketing, terminated his employment with the Company in June 1995; however, he has continued to serve the Company in a consulting capacity.

(12) Includes an aggregate of 641,894 issuable upon exercise of outstanding options exercisable within 60 days of the Record Date.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file certain reports regarding ownership of, and transactions in, the Company's securities with the SEC. Such officers, directors and ten percent (10%) shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

         Based solely on its review of such forms received by it, or written representations from certain reporting persons, the Company believes that during fiscal 1995 all Section 16(a) filing requirements applicable to its officers, directors and ten percent (10%) shareholders were complied with.

                         EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth compensation received in the last three fiscal years by (i) each individual who served as the Company's Chief Executive Officer during the last fiscal year, (ii) each of the two other most highly compensated executive officers whose salary plus bonus exceeded $100,000 during the last fiscal year who served as executive officers at the end of the fiscal year ended December 31, 1995, and (iii) Douglas H. Helm and Howard L. Herman, who would have qualified as executive officers pursuant to item (ii) but for the fact that they were not serving as executive officers as of the end of the fiscal year ended December 31, 1995.

                                                                                                  Long Term
                                                                                                 Compensation
                                                                                                 --------------------------------
                                                                Annual Compensation                  Awards
                                                              -------------------------------------------------------------------
                                                                                                                       All Other
                                                                Salary          Bonus                Options         Compensation
Name and Principal Position                      Year            ($)             ($)                   (#)                ($)
- ---------------------------                      ----           -----           -----                -------         ------------
Mark A. Speizer(1)                               1995          565,212(2)         0                   50,000           602,000(3)
   Former Chairman of the Board, CEO             1994          297,711            0                   50,000(4)              0
   and President                                 1993          310,000            0                   50,000(5)              0
- ------------------------------------------------------------------------------------------------------------------------------
Melvyn D. Croner(6)                              1995           70,000            0                   50,000             6,000(7)
   Former Acting President, CEO and              1994            ---             ---                     ---               ---
   Chairman of the Board                         1993            ---             ---                     ---               ---
- ------------------------------------------------------------------------------------------------------------------------------
David B. Brody(8)                                1995          201,493            0                  100,000                 0
   Executive Vice President, Information         1994          250,000            0                   24,000(9)              0
   Services                                      1993          250,000            0                    5,000(5)              0
- ------------------------------------------------------------------------------------------------------------------------------
Paulette J. Taylor                               1995          144,231            0                    5,000                 0
   Executive Vice President, General             1994          121,635            0                   16,000(10)             0
   Counsel and Secretary                         1993          120,672            0                    5,000(5)              0
- ------------------------------------------------------------------------------------------------------------------------------
Douglas H. Helm(11)                              1995          677,556(12)        0                        0                 0
   Former Executive Vice President, Sales        1994          699,740(13)        0                   40,000(14)             0
   and Marketing                                 1993          883,563(15)        0                    5,000(5)              0
- ------------------------------------------------------------------------------------------------------------------------------
Howard L. Herman(16)                             1995          387,535(17)        0                   50,000           544,000(18)
   Former President and Acting Chief             1994          258,767            0                   32,500(4)              0
   Financial Officer                             1993          270,754            0                   32,500(5)              0
- ------------------------------------------------------------------------------------------------------------------------------

(1)      Mr. Speizer terminated his employment with National in October 1995.

(2) Includes severance payment of $285,000 attributable to salary (the "$285,000 Payment"). Pursuant to the terms of Mr. Speizer's Severance Agreement with the Company, he is required to repay to the Company the $285,000 Payment in the event he becomes an employee of the Company, to the extent set forth in "Certain Transactions." See "Information Regarding Change of Control of the Company" regarding Mr. Speizer's intent to become Chief Executive Officer of the Company.

(3) Represents severance payment of $600,000 (the "Severance Payment") and $2,000 payable in his capacity as a non-employee director of National. Pursuant to the terms of Mr. Speizer's Severance Agreement with the Company, he is required to repay to the Company the Severance Payment in the event he becomes an employee of the Company, to the extent set forth in "Certain Transactions." See "Information Regarding Change of Control of the Company" regarding Mr. Speizer's intent to become Chief Executive Officer of the Company.

(4) Pursuant to National's February 1994 option repricing program (the "February Repricing"), this option was granted upon the simultaneous cancellation of an option to purchase a like number of shares granted in fiscal 1993.

(5) Pursuant to the February Repricing, this option was cancelled upon the simultaneous grant of an option to purchase a like number of shares in fiscal 1994.

(6) Mr. Croner served as Acting President, CEO and Chairman of the Board until John R. Gaulding assumed such positions in April 1996. Mr. Croner continues to serve on the Board of Directors of National.

(7) Represents compensation payable in his capacity as a non-employee director of National.

(8) Mr. Brody terminated his employment with National in January 1996; however, he continues to serve the Company in a consulting capacity.

(9) Pursuant to National's November 1994 option repricing program (the "November Repricing"), options to purchase an aggregate of 19,000 shares were granted upon the simultaneous cancellation of options to purchase an aggregate of 19,000 shares granted in prior fiscal years. In addition, an option to purchase 5,000 shares was granted pursuant to the November Repricing upon the simultaneous cancellation of an option to purchase 5,000 shares granted pursuant to the February Repricing.

(10) Pursuant to the November Repricing, options to purchase an aggregate of 11,000 shares were granted upon the simultaneous cancellation of options to purchase an aggregate of 11,000 shares granted in prior fiscal years. In addition, an option to purchase 5,000 shares was granted pursuant to the November Repricing upon the simultaneous cancellation of an option to purchase 5,000 shares granted pursuant to the February Repricing.

(11) Mr. Helm terminated his employment with National in June 1995; however, he continues to serve the Company in a consulting capacity.

(12) Includes $616,172 of employee's commission received as a percentage of net sales revenue.


(13) Includes $579,740 of employee's commission received as a percentage of net sales revenue.


(14) Pursuant to the November Repricing, options to purchase an aggregate of 35,000 shares were granted upon the simultaneous cancellation of options to purchase an aggregate of 35,000 shares granted in prior fiscal years. In addition, an option to purchase 5,000 shares was granted pursuant to the November Repricing upon the simultaneous cancellation of an option to purchase 5,000 shares granted pursuant to the February Repricing.

(15) Includes $763,563 of employee's commission received as a percentage of net sales revenue.


(16)     Mr. Herman terminated his employment with National in June 1995.

(17)     Includes severance payment of $245,754 attributable to salary.

(18) Represents severance payment of $537,000 and $7,000 payable in his capacity as a non-employee director of National.

OPTION GRANTS IN LAST FISCAL YEAR

         The following tables set forth, as to the Named Officers, certain information relating to stock options granted during fiscal 1995.

                                                 Individual Grants
                           -----------------------------------------------------------------
                                                                                                   Potential Realizable
                                                                                                      Value at Assumed
                            Number of         Percent                                              Annual Rates of Stock
                           Securities        of Total                                                Price Appreciation
                           Underlying         Options                                               for Option Term (3)
                             Options        Granted to         Exercise or                         ---------------------
                            Granted        Employees in         Base Price       Expiration
        Name                  (#)         Fiscal Year (1)         ($/Sh)          Date (2)           5% ($)        10% ($)
- ------------------------   ----------     ---------------        --------        ----------          -------       -------
Mark A. Speizer              50,000             (4)                6.25           10/20/05           196,530       498,045
Melvyn D. Croner             50,000             (4)                6.50           05/23/05           204,391       517,966
David B. Brody              100,000           54.6%                5.125          01/01/05           322,309       816,793
Paulette J. Taylor            5,000            2.7%                6.50           05/23/05            20,439        51,797
Douglas H. Helm                   0             --                   --                 --                --            --
Howard L. Herman             50,000             (4)                6.125          06/01/95           192,599       488,084

- ------------

(1) The total number of shares subject to options granted to employees in fiscal 1995 was 183,000.

(2) Options may terminate before their expiration upon the termination of optionee's status as an employee or consultant, the optionee's death or an acquisition of the Company.

(3) Potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (10 years) at the annual rate specified (5% and 10%). Annual compounding results in total appreciation of 63% (at 5% per year) and 159% (at 10% per year). If the price of the Company's Common Stock were to increase at such rates from the price at 1995 fiscal year end ($5.875 per share) over the next 10 years, the resulting stock price at 5% and 10% appreciation would be $9.57 and $15.24, respectively. The assumed annual rates of appreciation are specified in SEC rules and do not represent the Company's estimate or projection of future stock price growth. The Company does not necessarily agree that this method can properly determine the value of an option.

(4) The 50,000 share options granted to Messrs. Speizer, Croner and Herman were granted pursuant to the 1991 Director Option Plan.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

         There were no option exercises in fiscal 1995 by the Named Officers. The following table provides information with respect to the value of unexercised options held by the Named Officers at the close of business on December 29, 1995.

                                Number of Securities                      Value of Unexercised
                               Underlying Unexercised                     In-the-Money Options
                           Options at Fiscal Year End (#)               at Fiscal Year End ($)(2)
                           ------------------------------           ----------------------------------
    Name                 Exercisable(1)       Unexercisable         Exercisable          Unexercisable
    ----                 --------------       -------------         -----------          -------------
Mark A. Speizer             40,520(3)            50,000                   --                   --
Melvyn D. Croner                 0               50,000                   --                   --
David B. Brody              84,741(4)                 0               15,936                   --
Paulette J. Taylor          22,250(5)                 0                8,250                   --
Douglas H. Helm             27,633(3)                 0                7,109                   --
Howard L. Herman            23,000(3)            50,000                   --                   --

- ----------

(1) Options granted under the Company's 1986 Stock Option Plan are fully exercisable from their date of grant, whether or not vested. Unvested shares purchased upon exercise of an option are subject to a repurchase option in favor of the Company, which repurchase option lapses over time.

(2) Market value of underlying securities based on the closing price of $5.875 of the Company's Common Stock on the Nasdaq National Market on December 29, 1995, minus the exercise price.

(3)      All of such shares are vested as of December 29, 1995.

(4) Includes 45,886 vested shares and 38,855 unvested shares as of December 29, 1995.


(5) Includes 9,000 vested shares and 13,250 unvested shares as of December 29, 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Company's Board of Directors is composed of two non-employee directors, Melvyn D. Croner and Kenneth Ross. During the fiscal year ended December 31, 1995, no interlocking relationship existed between the Company's Board of Directors or the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

                              CERTAIN TRANSACTIONS

         In January 1995, David B. Brody entered into an employment agreement with National and its current and future subsidiaries for an annual salary of $227,000 and certain fringe benefits (the "Brody Agreement"). The Brody Agreement was amended in January 1995 to provide that Mr. Brody would work full time for the Company through June 30, 1995 for a bi-weekly salary of $8,730 and, commencing July 1, 1995 through December 31, 1995 he would devote not less than three business days per week to the business of the Company and receive $873 for each day worked. The Brody Agreement was further amended in August 1995 to provide that options granted to Mr. Brody prior to 1995 would continue to vest so long as Mr. Brody continues to be employed by the Company in any capacity, including as a consultant. The Brody Agreement terminated in January 1996, at which time Mr. Brody resigned from his position with National. Mr. Brody serves as a consultant to National and is compensated at the rate of $200 per hour.

         In January 1990, Douglas H. Helm entered into an employment agreement with National, the Insurance Subsidiary, FASTRAC and PDC which provides for an annual aggregate salary of $120,000, certain fringe benefits and commission agreement income based on schedules set forth in the employment agreement. The commission agreement provides that in the event Mr. Helm's employment is terminated (i) voluntarily by Mr. Helm, (ii) by Mr. Helm for cause, or (ii) due to the death or permanent disability of Mr. Helm, or if the employment agreement is not renewed or substituted, Mr. Helm or his beneficiaries, as the case may be, shall be entitled to receive commissions, based on the commission schedules set forth in the employment agreement, for a certain period following such termination of employment (the "Post Termination Commission Provision"). Mr. Helm's employment agreement terminated in December 1994; however, he continued to be employed by National through July 1, 1995 and continues to serve National in a consulting capacity. The Post Termination Commission Provision remains in effect.

         Pursuant to a Severance Agreement and Full Release of All Claims entered into on May 23, 1995 between National and its current and future subsidiaries (collectively, the "Companies") and Howard L. Herman, the former President of National, Mr. Herman's employment with the Companies was terminated on May 31, 1995. In connection with Mr. Herman's termination, he was paid approximately $783,000 in settlement of certain claims and to cover certain miscellaneous expenses. In addition, National agreed to extend the exercise period of Mr. Herman's unexercised stock options under National's 1986 Stock Option Plan through the dates on which such options would have expired had he continued to be employed by the Companies. In addition, Mr. Herman agreed to perform consulting services for the Companies relating to matters on which he worked during his employment by the Companies and, for a period of one year following termination, not to compete with the Companies in selected areas of the United States.

         Pursuant to a Severance Agreement and Release of Claims entered into on October 19, 1995 between the Companies and Mark A. Speizer, the former President, Chief Executive Officer and Chairman of the Board of the Companies (the "Severance Agreement"), Mr. Speizer's employment with the Companies was terminated on even date therewith. In connection with Mr. Speizer's termination, he was paid $885,000 in settlement of certain claims and to cover certain miscellaneous expenses. The Severance Agreement sets forth "Speizer agrees that he will not seek nor accept employment with the Company in the future and that the Company is entitled to reject without cause any application for employment with the Company made by him, and not hire him, and that Speizer shall have no cause of action against the Company arising out of any such rejection." In addition, the Severance Agreement sets forth that "If Speizer in any other manner becomes an employee of the Company, Speizer shall be obligated to return all amounts paid to him pursuant to this Severance Agreement and Release unless otherwise agreed in writing by the parties hereto." See "Information Regarding Change of Control of the Company" regarding Mr., Speizer's intent to seek the offices of Chairman of the Board and Chief Executive Officer of the Company. In addition, National agreed to extend the exercise period of Mr. Speizer's unexercised stock options under National's 1986 Stock Option Plan through the dates on which such options would have expired had he continued to be employed by the Companies. In addition, Mr. Speizer agreed, for a period of one year following termination, (i) not to compete with the Companies in selected areas of the United States and (ii) to perform consulting services for the Companies up to a maximum of seven hours per week.

         In February 1996, John R. Gaulding entered into a Consulting Agreement with the Companies, pursuant to which he agreed to provide consulting services to the Companies for the months of February and March 1996 at a rate of $25,000 per month. In February 1996, the Companies entered into an At-Will Employment Agreement (the "Agreement") with Mr. Gaulding, an amendment to which Agreement (the "Amendment") has been presented by the Board of Directors to the Compensation Committee for approval in connection with the change of control of the Company contemplated by the acquisition by Mr. Speizer of the Herman Shares. Pursuant to the Agreement, Mr. Gaulding agreed to serve, commencing April 1, 1996, as Chief Executive Officer and President of National and each of its subsidiaries, and the Companies agreed to pay Mr. Gaulding a signing bonus of $100,000, payable in installments of $50,000 on April 1, 1996 and $25,000 on each of October 1, 1996 and January 1, 1997 (the "Signing Bonus"), and an annual salary of $300,000. Pursuant to an incentive performance program recommended by the Compensation Committee of the Board of Directors and approved by the Board of Directors, which program would set specific goals and performance criteria and targets for fiscal years 1996 and 1997 ("Incentive Plan Criteria and Targets"), Mr. Gaulding would be eligible to receive an annual incentive award of (i) up to $150,000 for achieving the at target goal of the Incentive Plan Criteria and Targets, (ii) up to $90,000 for achieving an acceptable level but not at target goal, and (iii) $300,000 for achieving an exceptional above target goal, provided that the incentive compensation for 1996 shall be pro rated based upon the months Mr. Gaulding is a full time employee and officer of the Companies. Pursuant to the Agreement, Mr. Gaulding was granted an option to purchase 250,000 shares of Common Stock of National, all of which shares were scheduled to vest on March 31, 1998, subject to acceleration of vesting in the event of Mr. Gaulding's termination of employment in connection with a "change in control of the Companies" or in the event of an "adverse change in the board of directors," as such terms were to be defined by National's Compensation Committee and Board of Directors. Additionally, in the event of such termination, Mr. Gaulding would have been eligible to receive any installment of the Signing Bonus not yet paid. In the event Mr. Gaulding's employment with the Companies were to be terminated without Cause (defined in the Agreement as gross negligence or engaging in gross misconduct) within 24 months following the date of the Agreement, Mr. Gaulding would be entitled to receive any installment of the Signing Bonus not yet paid and a severance payment ranging from (i) $300,000, in the event his employment were terminated within nine months following the date of the Agreement, to (ii) $150,000, in the event his employment were terminated more than 18 months but less than 24 months following the date of the Agreement.

         Pursuant to the Amendment, the compensation and benefits payable to Mr. Gaulding under the Agreement will be cancelled and replaced by the following arrangements. Pursuant to the Amendment, subject to Mr. Gaulding remaining employed by the Company as of the date immediately preceding a Change of Control (as defined below), in the event of a Change of Control, 200,000 option shares will be cancelled and the remaining 50,000 of such option shares will become fully vested. Mr. Gaulding's severance arrangement resulting from a Change of Control, subject to Mr. Gaulding remaining employed by the Company as of the date immediately preceding a Change of Control, provides for Mr. Gaulding to (i) receive a cash payment of $350,000, subject to withholding, (ii) remain an employee of the Companies through the end of the month in which a Change of Control occurs, (iii) become a consultant to the Companies commencing immediately following the termination of his employment and for a period of two years thereafter with annual compensation equal to $171,600, paid monthly, as Form 1099 compensation not subject to withholding, (iv) receive up to $10,000 per year Company-paid life insurance, and (v) receive up to $25,000 reimbursement during the term of the consulting arrangement for office space and related expenditures. "Change of Control" means the shareholders of the Company
(i) elect members of the Board such that three or more of the directors serving as of May 21, 1996 no longer serve as Board members, (ii) elect at least three members of the slate of directors nominated for election at the Annual Meeting, or (iii) approve a merger or consolidation of the Company in which the shareholders of the Company immediately prior thereto do not hold at least 50% of the total voting power of the Company or surviving entity immediately following such merger or consolidation, or approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

         In August 1995, Kevin C. Eichler, Executive Vice President and Chief Financial Officer of the Company, was granted an option to purchase 25,000 shares of the Company's Common Stock at a per share exercise price of $6.25. One quarter of such option shares vest on August 9, 1996 and one forty-eighth of such shares vest at the end of each month thereafter. In April 1996, Mr. Eichler was granted an option to purchase 50,000 shares of the Company's Common Stock at a per share exercise price of $6.75. 25,000 of such option shares vest at the rate of one forty-eighth of such shares on May 25, 1996 and at the end of each month thereafter, and the remaining 25,000 of such option shares shall vest on April 25, 2000.

         In May 1995, Paulette J. Taylor, Executive Vice President and General Counsel of the Company, was granted an option to purchase 5,000 shares of the Company's Common Stock at a per share exercise price of $6.50. One quarter of such option shares vest on May 23, 1996 and one forty-eighth of such shares vest at the end of each month thereafter. In May 1996, Ms. Taylor was granted an option to purchase 50,000 shares of the Company's Common Stock at a per share exercise price of $7.00. 25,000 of such option shares vest at the rate of one forty-eighth of such shares on June 21, 1996 and at the end of each month thereafter, and the remaining 25,000 of such option shares shall vest on May 21, 2000.

         In August 1995, Tyron Yun, Executive Vice President and Chief Information Officer of the Company, was granted an option to purchase 25,000 shares of the Company's Common Stock at a per share exercise price of $6.25. One quarter of such option shares vest on August 9, 1996 and one forty- eighth of such shares vest at the end of each month thereafter.

         See "Proposal No. One--Election of Directors--Director Compensation" for a description of options granted under the Director Plan during the fiscal year ended December 31, 1995.

         In connection with the change of control of the Company contemplated by the acquisition by Mr. Speizer of the Herman Shares, the Company has agreed to enter into change of control agreements ("Change of Control Agreements") with the following executive officers of the Company: Kevin C. Eichler, Paulette J. Taylor, and Roger Conley, Executive Vice President of Sales and Marketing. Each such Change of Control Agreement will provide for severance consisting of (i) one year base salary, (ii) a $10,000 lump-sum payment in lieu of one-year Company paid participation under its group health plan pursuant to Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), (iii) a $35,000 lump-sum payment in lieu of outplacement counseling, (iv) full acceleration of vesting of outstanding and unexercised options with a period of two years following termination of employment during which such options may be exercised, and (v) remaining an employee of the Company through the end of the month in which a Change of Control occurs. The Change of Control Agreements provide that in the event the severance benefits provided would trigger the golden parachute excise tax and non-deductibility provisions of the Internal Revenue Code, they shall be reduced so that such provisions are not triggered.

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 24 shall not be incorporated by reference into any such filings.

                          COMPENSATION COMMITTEE REPORT

         The Compensation Committee is comprised of two independent, non-employee directors, Melvyn D. Croner and Kenneth Ross, who have no interlocking relationships, as defined by the Securities and Exchange Commission. Messrs. Croner and Ross are not standing for re-election as directors at the Annual Meeting and following the Annual Meeting a new Compensation Committee will be appointed. The Compensation Committee establishes the general compensation plans of the Company, including the Company's 1986 Stock Option Plan. The Committee reviews compensation, evaluates performance, and determines base salary levels for the Company's executives.

         The Chief Executive Officer ("CEO") of the Company is invited to attend and participate in Committee meetings, except when CEO compensation is being discussed. The CEO may designate the General Counsel, another Executive Vice President or the head of the Human Resources function to attend and participate in the CEO's stead.

         Final decisions regarding executive compensation (excluding stock options) are made by the full Board of Directors based on recommendations of the Committee and decisions regarding stock option grants to executives are made by the Committee.

         The Company's executive compensation programs are designed to attract and retain executives who will contribute to the Company's long-term success, to reward the achievement of both short-term and long-term strategic goals, and to link executive and shareholder interests through equity-based plans.

         The three components of the Company's executive compensation program for fiscal 1995 were base salary, short-term incentives in the form of a target bonus and long-term incentives represented by stock option grants. The Committee's policies in these areas are as follows:

Base Salary

         The Committee reviews compensation surveys and the reports of compensation consultants to determine the recommended levels of basic salary. Salaries are established at levels that are competitive for the Company's size, type of industry, and the nature of the function to be performed.

Incentive Bonus

         The payment of incentive bonuses is dependent on the performance of the Company and the achievement of objectives developed for each individual executive. Due to the Company's performance, no incentive bonus payments were made to the Company's executives during 1995.

Stock Option Grants

         Under the Company's 1986 Stock Option Plan, stock options may be granted to officers, other employees and consultants of the Company. The size of the stock option awards is based primarily on the individual's responsibilities and performance, as well as on an assessment of competitive equity compensation structures. Options are designed to match the interests of officers, employees and consultants with those of the shareholders. Stock options are generally granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Current grants generally vest over a period of four years. This approach is designed to encourage the growth and preservation of shareholder value and to secure the long-term commitment of officers, employees and consultants.

Change of Control Arrangements

         See "Certain Transactions" for a description of the severance arrangements presented to or approved by the Compensation Committee for each of John R. Gaulding, Kevin C. Eichler, Paulette J. Taylor and Roger Conley in connection with the change of control contemplated by the acquisition by Mr. Speizer of the Herman Shares. Such severance arrangements have been approved by, or are under consideration by, the Compensation Committee in order to ensure an orderly transition of management of the Company and to preserve shareholder value.

1995 CEO COMPENSATION

         During 1995, until his resignation effective October 19, 1995, the salary of CEO Mark A. Speizer remained at the level established for 1994, which amounted to a reduction of 4% from fiscal 1993. Mr. Speizer was not granted an employee stock option and received no incentive compensation during 1995. Following Mr. Speizer's resignation and through March 1996, director Melvyn D. Croner served as Acting CEO and President of the Company. Mr. Croner was compensated at the rate of $35,000 per month.

                                           Melvyn D. Croner
                                           Kenneth Ross

                          COMPARATIVE STOCK PERFORMANCE

         The graph below compares the total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the Index for Nasdaq Stock Market (U.S. Companies) and the Index for the Nasdaq Fire, Marine, and Casualty Insurance Group over the same period (assuming the investment of $100 in the Company's Common Stock, the Index for Nasdaq Stock Market (U.S. Companies) and the Index for Nasdaq Fire, Marine, and Casualty Insurance Group on January 1, 1991, and reinvestment of all dividends.


               NATIONAL INSURANCE GROUP
   COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

  DATE       COMPANY INDEX   MARKET INDEX     PEER INDEX
12/31/90        100.000         100.000         100.000
01/31/91        110.345         111.085         105.765
02/28/91        117.952         121.770         114.161
03/28/91        105.810         129.918         121.926
04/30/91        102.341         130.742         121.535
05/31/91         90.855         136.742         124.430
06/28/91        117.063         128.414         120.845
07/31/91        136.282         136.016         122.495
08/30/91        147.537         142.779         120.547
09/30/91        145.781         143.304         117.700
10/31/91        144.025         148.041         125.951
11/29/91        155.406         143.069         130.642
12/31/91        144.810         160.546         142.693
01/31/92        180.130         169.934         146.338
02/28/92        190.090         173.785         149.573
03/31/92        197.196         165.583         147.134
04/30/92        195.420         158.482         142.536
05/29/92        182.301         160.541         146.100
06/30/92        185.876         154.265         149.895
07/31/92        178.727         159.728         161.007
08/31/92        178.039         154.847         162.331
09/30/92        163.652         160.604         172.004
10/30/92        154.660         166.929         177.905
11/30/92        191.925         180.214         185.106
12/31/92        177.441         186.849         192.343
01/29/93        246.244         192.168         198.549
02/26/93        261.938         184.999         206.114
03/31/93        269.214         190.353         211.737
04/30/93        263.757         182.230         202.112
05/28/93        208.405         193.116         198.247
06/30/93        212.061         194.009         198.924
07/30/93        241.311         194.237         207.053
08/31/93        242.498         204.277         214.185
09/30/93        240.661         210.361         215.694
10/29/93        255.358         215.089         208.603
11/30/93        219.676         208.674         194.489
12/31/93        191.986         214.491         198.039
01/31/94        177.218         221.000         204.997
02/28/94        167.164         218.936         197.118
03/31/94        154.162         205.469         186.474
04/29/94        122.587         202.804         186.318
05/31/94        108.840         203.299         188.935
06/30/94         82.568         195.864         192.071
07/29/94         93.827         199.882         192.680
08/31/94         84.945         212.624         195.034
09/30/94         75.507         212.081         190.174
10/31/94         71.731         216.248         185.349
11/30/94         76.126         209.076         179.147
12/30/94         79.933         209.663         190.652
01/31/95         91.352         210.839         197.269
02/28/95         78.029         221.988         206.124
03/31/95         81.836         228.571         203.739
04/28/95         87.545         235.772         208.561
05/31/95        108.480         241.857         212.842
06/30/95        106.577         261.454         217.638
07/31/95        104.674         280.665         220.104
08/31/95        101.819         286.343         231.012
09/29/95         98.964         292.943         242.131
10/31/95         76.126         291.263         245.313
11/30/95         83.739         298.106         259.300
12/29/95         85.642         296.564         267.363

                                  OTHER MATTERS

         The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.


                                          THE BOARD OF DIRECTORS


Dated:  June 20, 1996

PROXY


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            NATIONAL INSURANCE GROUP

                      1996 ANNUAL MEETING OF SHAREHOLDERS


        The undersigned shareholder of NATIONAL INSURANCE GROUP, a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated June 20, 1996, and hereby appoints John R. Gaulding and Paulette J. Taylor, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1996 Annual Meeting of Shareholders of NATIONAL INSURANCE GROUP to be held on July 11, 1996, at 10:00 a.m., local time, at The Embassy Suites, 250 Gateway Boulevard, South San Francisco, California 94080 and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)


- --------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

[X] Please mark your votes as indicated in this example

1. ELECTION OF DIRECTORS:       FOR all nominees        WITHHELD AUTHORITY
                                listed below (except    to vote for all
                                as indicated)           nominees listed below
                                      [ ]                      [ ]
If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

Nominees:       Nuno Brandolini d'Adda  Bruce A. Cole
                Saul B. Jodel           Kevin R. McCarthy
                Mark A. Speizer

                                                FOR     AGAINST    ABSTAIN
2. Proposal to amend the Company's 1986 Stock
   Option Plan                                  [ ]       [ ]        [ ]

3. Proposal to ratify the appointment of
   Coopers & Lybrand L.L.P. as the              FOR     AGAINST    ABSTAIN
   independent public accountants of the        [ ]       [ ]        [ ]
   company for the 1996 fiscal year.

and upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

This proxy will be voted as directed or, if no direction is indicated, will be voted "FOR" the election of directors named herein, "FOR" each proposal listed, and as said proxies deem advisable on such other matters as may come before the meeting.

Either of such attorneys or substitutes shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

Signatures(s)___________________________________________________Dated:__________
(This Proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.
- --------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                        NATIONAL INSURANCE GROUP

                             1986 STOCK OPTION PLAN

                       (AS AMENDED THROUGH JULY 11, 1996)


         1. Purposes of the Plan. The purpose of this Stock Option Plan is to provide additional incentive to Employees and Consultants to work to maximize shareholder value. This Stock Option Plan also utilizes vesting periods to encourage key Employees and Consultants to continue in the employ of or service to the Company. The Plan and/or the granting of any option under the Plan to any employee shall not be construed to be any form of employment contract or guarantee of future employment or compensation.

         Options granted hereunder shall be "nonstatutory stock options."

         2. Definitions. As used herein, the following definitions shall apply:

            (a) "Board" shall mean the Committee, if one has been appointed, or the Board of Directors of the Company, if no Committee is appointed.

            (b) "Common Stock" shall mean the Common Stock of the Company.

            (c) "Company" shall mean National Insurance Group, a California corporation.

            (d) "Committee" shall mean the Committee appointed by the Board of Directors in accordance with paragraph (a) of Section 4 of the Plan, if one is appointed.

            (e) "Employee" shall mean any person, including officers and directors, employed by the Company or any parent or subsidiary of the Company. The payment of a director's fee by the Company shall not be sufficient to constitute "employment" by the Company.

            (f) "Consultant" shall mean any person who is engaged by the Company or any subsidiary to render consulting services and is compensated for such consulting services, and any director of the Company whether compensated for such services or not; provided that if and in the event the Company registers any class of any equity security pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the term Consultant shall thereafter not include directors who are not compensated for their services or are paid only a director's fee by the Company.

            (g) "Option" shall mean a stock option granted pursuant to the Plan.

            (h) "Optioned Stock" shall mean the Common Stock subject to an Option.

            (i) "Optionee" shall mean an Employee or Consultant who receives an Option.

            (j) "Plan" shall mean this 1986 Stock Option Plan.

            (k) "Share" shall mean a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.

         3. Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of shares which may be optioned and sold under the Plan is 1,006,820 shares of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock.

            If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan.

         4. Administration of the Plan.

            (a) Procedure.

                (i) Multiple Administrative Bodies. If permitted by Rule 16b-3 of the Exchange Act, the Plan may be administered by different bodies with respect to members of the Board of Directors of the Company ("Directors"), officers of the Company, within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder ("Officers"), who are not Directors, and Employees who are neither Directors nor Officers.

                (ii) Administration With Respect to Directors and Officers Subject to Section 16(b). With respect to Option grants made to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act, the Plan shall be administered by (A) the Board of Directors, if the Board of Directors may administer the Plan in compliance with the rules governing a plan intended to qualify as a discretionary plan under Rule 16b-3, or (B) a committee designated by the Board of Directors to administer the Plan, which committee shall be constituted to comply with the rules governing a plan intended to qualify as a discretionary plan under Rule 16b-3 (the "Committee"). Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board of Directors. From time to time the Board of Directors may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the rules governing a plan intended to qualify as a discretionary plan under Rule 16b-3.

                (ii) Administration With Respect to Other Persons. With respect to Option grants made to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board of Directors or (B) a committee designated by the Board of Directors, which committee shall be constituted to satisfy the legal requirements relating to the administration of stock option plans under state corporate and securities laws and the Internal Revenue Code of 1986, as amended (the "Applicable Laws"). Once appointed, such Committee shall serve in its designated capacity until otherwise directed by the Board of Directors. The Board of Directors may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by Applicable Laws.

            (b) Powers of the Board. Subject to the provisions of the Plan, the Board shall have the authority, in its discretion: (i) to grant "nonstatutory stock options"; (ii) to determine, upon review of relevant information and in accordance with Section 8(b) of the Plan, the fair market value of the Common Stock; (iii) to determine the exercise price per share of Options to be granted, which exercise price shall be determined in accordance with Section 8(a) of the Plan; (iv) to determine the Employees or Consultants to whom, and the time or times at which, Options shall be granted and the number of shares to be represented by each Option; (v) to interpret the Plan; (vi) to prescribe, amend and rescind rules and regulations relating to the Plan; (vii) to determine the terms and provisions of each Option granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each Option; (viii) to accelerate or defer (with the consent of the Optionee) the exercise date of any Option, consistent with the provisions of Section 5 of the Plan; (ix) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Board; and (x) to make all other determinations deemed necessary or advisable for the administration of the Plan.

            (c) Effect of Board's Decision. All decisions, determinations and interpretations of the Board shall be final and binding on all Optionees and any other holders of any Options granted under the Plan.

         5. Eligibility.

            (a) Options may be granted only to Employees and Consultants. An Employee or Consultant who has been granted an Option may, if he is otherwise eligible, be granted an additional Option or Options.

            (b) The Plan shall not confer upon any Optionee any right with respect to continuation of employment, compensation or consulting relationship with the Company, nor shall it interfere in any way with his right or the Company's right to terminate his employment or consulting relationship at any time.

            (c) The following limitations shall apply to grants of Options to
Employees:

                (i) No Employee shall be granted, in any fiscal year of the Company, Options to purchase more than 150,000 Shares.

                (ii) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization as described in
Section 11.

                (iii) If an Option is canceled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 11), the cancelled Option will be counted against the limit set forth in Section 5(c). For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

         6. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company as described in Section 17 of the Plan. It shall continue in effect for a term of twenty (20) years unless sooner terminated under Section 13 of the Plan.

         7. Term of Option. The term of each Option shall be ten (10) years from the date of grant thereof or such shorter term as may be provided in the Stock Option Agreement.

         8. Exercise Price and Consideration.

            (a) The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Board, but shall be no less than 100% of the fair market value per Share on the date of grant.

            (b) The fair market value shall be determined by the Board in its discretion; provided, however, that where there is a public market for the Common Stock, the fair market value per Share shall be the mean of the bid and asked prices of the Common Stock for the date of grant, as reported in the Wall Street Journal (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation (NASDAQ) System) or, in the event the Common Stock is listed on a stock exchange, the fair market value per Share shall be the closing price on such exchange on the date of grant of the Option, as reported in the Wall Street Journal.

            (c) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Board and may consist entirely of either cash or check in United States currency.

         9. Exercise of Option.

            (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Board, including performance criteria with respect to the Company and/or the Optionee, and as shall be permissible under the terms of the Plan.

            An Option may not be exercised for a fraction of a Share.

            An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Board, consist of any consideration and method of payment allowable under Section 8(c) of the Plan. Until the Company receives written notice of such exercise and full payment for the Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to Optioned Stock. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan.

            Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

            (b) Termination of Status as an Employee or Consultant. If an Employee or Consultant ceases to serve as an Employee or Consultant, he may, but only within thirty (30) days (or such longer period of time as is determined by the Board, but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement) after the date he ceases to be an Employee or Consultant of the Company, exercise his Option to the extent that he was entitled to exercise it at the date of such termination. To the extent that he was not entitled to exercise the Option at the date of such termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

            (c) Disability of Optionee. Notwithstanding the provisions of
Section 9(b) above, in the event an Employee or Consultant is unable to continue his employment or consulting relationship (as the case may be) with the Company as a result of his total and permanent disability (as defined in section 22(e)(3) of the Internal Revenue Code), he may, but only within six (6) months (or such longer period of time as is determined by the Board, but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement) from the date of termination, exercise his Option to the extent he was entitled to exercise it at the date of such termination. To the extent that he was not entitled to exercise the Option at the date of termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

            (d) Death of Optionee. In the event of the death of an Optionee:

                (i) during the term of the Option who is at the time of his death an Employee or Consultant of the Company and who shall have been in continuous status as an Employee or Consultant since the date of grant of the Option, the Option may be exercised, at any time within twelve (12) months following the date of death (or such longer period of time as is determined by the Board, but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of the Optionee's death; or

                (ii) within thirty (30) days (or such longer period of time as is determined by the Board, but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement) after the termination of continuous status as an employee or Consultant, the Option may be exercised, at any time within six (6) months following the date of death (or such longer period of time as is determined by the Board, but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

         10. Non-Transferability of Options. The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

         11. Adjustments Upon Changes in Capitalization or Merger. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

         In the event of the proposed dissolution or liquidation of the Company, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise his Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Optionee shall have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. If the Board makes an Option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the Optionee that the Option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and the Option will terminate upon the expiration of such period.

         12. Time of Granting Options. The date of grant of an Option shall, for all purposes, be the date on which the Board makes the determination granting such Option. Notice of the determination shall be given to each Employee or Consultant to whom an Option is so granted within a reasonable time after the date of such grant.

         13. Amendment and Termination of the Plan.

             (a) Amendment and Termination. The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable; provided, however, that a following revision or amendment shall require approval of the Shareholders of the Company in the manner described in Section 17 of the
Plan:

                 (i) if the Company has a class of equity security registered under Section 12 of the Exchange Act at the time of such revision or amendment, any material increase in the benefits accruing to participants under the Plan.

             (b) Shareholder Approval. If any amendment requiring shareholder approval under Section 13(a) of the Plan is made subsequent to the first registration of any class of equity security by the Company under Section 12 of the Exchange Act, such shareholder approval shall be solicited as described in Section 17(a) of the Plan.

             (c) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Board, which agreement must be in writing and signed by the Optionee and the Company.

         14. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

             As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

         15. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

             Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

         16. Option Agreement. Options shall be evidenced by written option agreements in such form as the Board shall approve.

         17. Shareholder Approval. If and in the event that the Company registers any class of any equity security pursuant to Section 12 of the Exchange Act, the approval of such shareholders of the Company shall be:

             (a) (1) solicited substantially in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, or (2) solicited after the Company has furnished in writing to the holders entitled to vote substantially the same information concerning the Plan as that which would be required by the rules and regulations in effect under Section 14(a) of the Exchange Act at the time such information is furnished; and

             (b) obtained at or prior to the first annual meeting of shareholders held subsequent to the first registration of any class of equity securities of the Company under Section 12 of the Exchange Act.

             If such shareholder approval is obtained by written consent, it must be obtained by the unanimous written consent of all shareholders of the Company.

         18. Information to Optionees. The Company shall provide to each Optionee, during the period for which such Optionee has one or more Options outstanding, copies of all annual reports and other information which are provided to all shareholders of the Company. The Company shall not be required to provide such information if the issuance of Options under the Plan is limited to key employees whose duties in connection with the Company assure their access to equivalent information.